Exhibit 6.4

THIS NOTE AND THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY APPLICABLE STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

THIS PROMISSORY NOTE IS MADE BY THE COMPANY IN FAVOR OF THE HOLDER, UNDER WHICH $15,000 IN PRINCIPAL WAS PROMISED BY THE COMPANY TO THE HOLDER ON SEPTEMBER 15, 2020 SAID INDEBTEDNESS BEING DUE AND PAYABLE NO LATER THAN FEBRUARY 28, 2021. THE INDEBTEDNESS IS FOR USE IN THE ACQUISITION AND DEVELOPMENT OF CERTAIN REAL ESTATE TRANSACTIONS BY THE COMPANY AND THE REGISTRATION OF THE COMPANY IN THE PUBLIC MARKETS.

BEAR VILLAGE, INC.

CONVERTIBLE PROMISSORY NOTE

Date: July 17, 2020	Amount: $14,100
("Effective Date")	("Principal")

FOR VALUE RECEIVED, Bear Village, Inc. (the "Company") with an address of 4003 Highway 78, Suite 530, Box 296, Snellville, GA 30039 (the "Maker") promises to pay to the order of Bear Village, Inc. (the "Holder" and together as the "Parties") with an address of 4003 Highway 78, Suite 530, Box 296, Snellville, GA 30039 the principal amount (the "Principal") of Fourteen Thousand One Hundred Dollars ($14,100 U.S.), plus any and all accrued and unpaid interest thereon (the "Interest") as provided herein by Maturity (as hereinafter defined).

The following is a statement of the rights of Holder and the conditions to which this Convertible Promissory Note ("Note") is subject, and to which Holder, by the acceptance of this Note, agrees:

1. DEMAND LOAN/INTEREST.

The Holder is owed the Principal, by the Company, for funds received in the total sum of Fourteen Thousand One Hundred Dollars ($14,100 U.S.), and has elected to take this Note as guarantee of payment. Interest will accrue on this Note at the rate of Ten percent (10%) per annum and will be payable at Maturity or upon conversion (as hereinafter defined), whichever is earlier. Interest due will be computed from the date of issuance of the Note until repayment or conversion of the Note has occurred. The Note will be paid by Company, and shall be paid in full on or before February 28, 2021.

2. MATURITY

All Principal and all accrued and unpaid Interest shall be due and payable on or before February 28, 2021 ("Maturity").

3. CONVERSION.

The Holder is entitled, upon default of payment and at any time after the Maturity Date and in whole or in part, to convert the outstanding principal amount of this Note, or any portion of the principal amount hereof, and any accrued Interest, into shares of Series B Preferred Stock of the Company. Any amount so converted will be converted into common stock at a rate of $0.20 per share if before any public offering or, if after a public offering a conversion price of 50% discount to market bid of the lowest bid of the previous ten day's average closing bid price, immediately prior to the delivery of the Conversion Notice (the "Conversion Price"). Such shares of common stock to be issued from such Conversion shall be referred to herein as the "Conversion Shares".

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4. MECHANICS AND EFFECT OF CONVERSION.

(i)  Notwithstanding anything to the contrary set forth herein, upon Conversion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to The Company unless the entire unpaid principal and interest of this Note is so converted. Rather, a record showing the amount of this Note converted (or otherwise repaid) and the date of such conversion or repayment shall be maintained on a ledger, a copy of which shall be delivered to The Company with each Conversion Notice. It is specifically contemplated that The Company or the Company's counsel shall act as the calculation agent for conversions and repayments. In the event of any dispute or discrepancies, such records maintained by The Company shall be controlling and determinative in the absence of manifest error.

(ii)            The Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of common stock or other securities or property on conversion of this Note in a name other than that of the Holder (or its street address), and The Company shall not be required to issue or deliver any such shares or other securities or property unless and until the person or persons (other than the Holder or the custodian in whose street name such shares are to be held for the Holder's account) requesting the issuance thereof, shall have paid to The Company the amount of any such tax or shall have established to the satisfaction of The Company that such tax has been paid.

(iii)           Upon receipt by The Company of a Conversion Notice, the Holder shall be deemed to be the holder of record of the common stock issuable upon such Conversion, the outstanding principal amount, the amount of accrued and unpaid interest, on this Note shall be reduced to reflect such Conversion, and , unless The Company defaults in its obligations under this Section 6, all rights with respect to the portion of this Note being so converted shall forthwith terminate except the right to receive the Conversion Shares or other securities, cash or other assets, as herein provided, on such Conversion. If the Holder shall have given a Conversion Notice as provided herein, The Company's obligation to issue and deliver the certificates for the Conversion Shares shall be absolute and unconditional, irrespective of the absence of any action by the Holder to enforce the same, any waiver or consent with respect to any provision thereof, the recovery of any judgment against any person or any action by the Holder to enforce the same, any failure or delay in the enforcement of any other obligation of The Company to the Holder of record, or any setoff, counterclaim, recoupment, limitation, or termination, or any breach or alleged breach by the Holder of any obligation to The Company, and irrespective of any other alleged breach by the Holder of any obligation to The Company, and irrespective of any other circumstance which might otherwise limit such obligation of The Company to the Holder in connection with such Conversion.

(iv)   The Conversion Shares are to be issued by The Company's transfer agent via express courier to the Holder within fifteen (15) business days from The Company's receipt of the Conversion Notice (the "Delivery Date"). Upon receipt of the Conversion Notice, The Company will immediately issue an instruction letter with all supporting documentation, as required by law, to facilitate the issuance of the Conversion Shares by the Delivery Date. The Holder will bear all costs related to the issuance of the Conversion Shares, including all costs of obtaining an attorney's opinion letter regarding the Conversion, and the overnight delivery of the Conversion Shares.

(v)               All Conversion Shares to be issued are to be fully-paid, non-assessable, and lawfully issued by The Company. The Conversion Shares are to be freely transferrable on the books and records of The Company as and to the extent provided in this Note and applicable law.

(c) CONVERSION LIMITATION. The Holder may not convert any outstanding amounts due under this Note if at the time of such conversion the amount of common stock issued for the conversion would cause the Holder to own more than nine and nine-tenths percent (9.9%) of The Company's outstanding common stock.

(d)     CONVERSION PRICE ADJUSTMENTS. In the event The Company should at any time after the date hereof do either of the following: (i) fix a record date for the effectuation of a split or subdivision of the outstanding common stock of The Company, or (ii) grant the holders of The Company's common stock a dividend or other distribution payable in additional shares of common stock without the payment of any consideration by such holder for the additional shares of common stock ("Stock Adjustment"), then, ..as of the record date (or the date of such Stock Adjustments if no record date is fixed), the conversion price of this Note shall be appropriately adjusted so that the number of shares of common stock issuable upon conversion of this Note shall be adjusted in proportion to such change in the number of outstanding shares in order to insure such Stock Adjustment does not decrease the conversion value of this Note.

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5.   RESERVATION OF SECURITIES. The Company shall not be required to hold reserve shares for the purpose of the conversion of this note but shall diligently work to increase the authorized shares of stock should a conversion event happen.

6.   PREPAYMENT. The Company may, at its option, at any time and from time to time, prepay all or any part of the principal balance of this Note, without penalty or premium, provided that concurrently with each such prepayment The Company shall pay accrued interest on the principal, if any, so prepaid to the date of such prepayment.

7. EVENTS OF DEFAULT. The occurrence of any of the following shall constitute an "EVENT OF DEFAULT" under this Note:

(a)   FAILURE TO PAY. The Company shall fail to pay (i) when due any Principal payment on the due date hereunder or (ii) any Interest required under the terms of this Note on the date due and such payment shall not have been made within five (5) days of The Company's receipt of Holder's written notice to The Company of such failure to pay; or

(b)   VOLUNTARY BANKRUPTCY OR INSOLVENCY PROCEEDINGS. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated in full or in part, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of effecting any of the foregoing;

(c)         INVOLUNTARY BANKRUPTCY OR INSOLVENCY PROCEEDINGS. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of The Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to The Company or the debts thereof under any bankruptcy, insolvency or other similar law or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within ninety (90) days of commencement.

8. RIGHTS OF HOLDER UPON DEFAULT. Upon the occurrence or existence of any Event of Default and at any time thereafter during the continuance of such Event of Default, Holder may declare all outstanding obligations payable by The Company hereunder to be immediately due and payable by written notice to The Company thereof, and such default is not remedied within thirty (30) days after receipt of such written notice. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Holder may exercise any other right, power or remedy granted to it or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

9. SUCCESSORS AND ASSIGNS. Neither party hereto may sell, transfer or otherwise dispose of the Securities except in accordance with the terms and conditions of this Note, and the prior written approval of the other party hereto. The rights and obligations of The Company and Holder of this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

10.  WAIVER AND AMENDMENT. Any provision of this Note may be amended, waived or modified upon the written consent of The Company and Holder.

11.      NOTICES. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given (i) upon receipt if personally delivered, (ii) three (3) days after being mailed by registered or certified mail, postage prepaid, or (iii) one day after being sent by recognized overnight courier or by facsimile, if to Holder, at such other address or number as Holder shall have furnished to The Company in writing, or if to The Company, at 5208 W. Saginaw Hwy #80224, Lansing, MI 48917 or such other address as The Company shall have furnished to Holder in writing.

12.  GOVERNING LAW. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of State of Georgia, without regard to the conflicts of law provisions of any other state. Venue shall solely lie in the courts of Atlanta, Georgia.

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IN WITNESS WHEREOF, The Company has caused this Note to be issued as of the Effective Date.

The Company - Bear Village, Inc.

By: /s/ Eric R. Collins

       Eric R. Collins, CEO

AGREED TO, AND ACCEPTED BY, NOTE HOLDER AS OF THE EFFECTIVE DATE:

_______________________

By: /s/ Nia R. Williams

        (Signature)

Printed Name: Nia R. Williams

Printed Title:

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